Mail Stop 3561-CF/AD 11
      						October 17, 2005

Via U.S. Mail and Fax (616) 977 9955

Mr. Michael A. Kramarz, Chief Financial Officer
Bestnet Communications Corp.
5075 Cascade Road SE, Suite A
Grand Rapids, Michigan 49546

	RE:	Bestnet Communications Corp.
      Form 10-KSB/A for the fiscal year ended August 31, 2004
		Filed September 14, 2005
      File No. 0-15482

Dear Mr. Kramarz:

      We have completed our review of the above filing and do not, at this time, have any further comments.

							Sincerely,


							Larry Spirgel
								Assistant Director